Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor, New York, NY 10022-6225
February 27, 2009
Schroder Capital Funds (Delaware)
Schroder Series Trust
875 Third Avenue, 22nd Floor
New York, NY 10022
Re: Fee Waivers and Expense Reimbursements
Dear Ladies and Gentlemen:
This is to inform you that we hereby agree, from February 28, 2009 through February 28, 2010, to pay or reimburse the applicable fund to the extent that the total annual fund operating expenses of a fund (other than acquired fund fees and expenses, interest, taxes and extraordinary expenses) allocable to each fund’s Investor Shares and Advisor Shares exceed the following annual rates (based on the average daily net assets attributable to each share class of the applicable fund taken separately):

	Investor Shares	Advisor Shares
Schroder Total Return Fixed Income Fund	0.40%	0.65%
Schroder U.S. Opportunities Fund	1.70%	1.95%
Sincerely,
Schroder Investment Management North America Inc.

By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	President and Principal Executive Officer